Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 August 25, 2008

Performance Allocation Securities
Efficient Access to a Passive Allocation Strategy
Barclays Bank PLC Securities linked to the Best Performing Among Three U.S. Equity Portfolios
due September 30, 2013

Investment Description

Performance Allocation Securities (the “Securities”) are securities issued by Barclays Bank PLC (“Barclays”) linked to the best performing among three U.S. Equity Portfolios. Each U.S. Equity Portfolio consists of different weighted allocations to U.S. large-cap equities, U.S. mid-cap equities and U.S. small-cap equities. If the portfolio return of the best performing reference portfolio is positive, at maturity you will receive your initial investment plus that portfolio return. If the portfolio return of the best performing reference portfolio is negative, at maturity you will receive your initial investment as reduced by that negative portfolio return and you will receive less than your initial investment. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks including potential loss of your initial investment and Barclays Bank PLC’s credit risk. You may lose some or all of your principal.

Features

❑  Diversification: The Performance Allocation Securities are linked to three portfolios of U.S. equities, each with exposure to equities from the large-cap, mid-cap and small-cap sectors of the U.S. equity markets.

❑  Allocation to the Best Performing Portfolio: The return on the Securities is linked to the performance of the best performing of three reference portfolios and is not subject to a predetermined maximum gain.

❑  No Principal Protection: If the return of the best performing reference portfolio is negative, at maturity your initial investment will be reduced by such negative return. You could lose some or all of your investment.

Key Dates[1]

Trade Date:	September 25, 2008

Settlement Date:	September 30, 2008

Final Valuation Date[2]:	September 24, 2013

Maturity Date[2]:	September 30, 2013

CUSIP:	06740C501

ISIN:	US06740C5013

1

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Performance Allocation Securities linked to the Best Performing Among Three U.S. Equity Portfolios. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the best performing reference portfolio. The Securities are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007, the information supplement dated December 12, 2007 and this free writing prospectus. See “Key Risks” on page FWP-5 of this free writing prospectus and “Risk Factors” beginning on page S-3 of prospectus supplement, “Risk Factors” beginning on page IS-1 of the index supplement and the cover page of the information supplement for risks related to investing in the Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007, the information supplement dated December 12, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement, information supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, information supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$[•]	$[•]	$[•]

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this free writing prospectus together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007 and the information supplement dated December 12, 2007 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the information supplement and in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

w  Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

w  Index supplement dated September 4, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

w  Information supplement dated December 12, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Allocation Securities linked to the Best Performing Among Three U.S. Equity Portfolios that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

w  You believe U.S. equity markets will appreciate over the term of the Securities.

w  You are willing to expose your principal to the full downside performance of the best performing reference portfolio.

w  You are willing to forgo dividends paid on the stocks included in the component indices in exchange for the features provided by the Securities.

w  You do not seek current income from this investment.

w  You are willing and able to hold the Securities to maturity.

w  You are willing to invest in securities for which there may be little or no secondary market.

The Securities may not be suitable for you if:

w  You do not believe U.S. equity markets will appreciate over the term of the Securities.

w  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

w  You seek an investment that is 100% principal protected.

w  You prefer to receive the dividends paid on the stocks included in the component indices.

w  You seek current income from this investment.

w  You are unwilling or unable to hold the Securities to maturity.

w  You seek an investment for which there will be an active secondary market.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10 per Security
Term:	5 years
Three Reference Portfolios comprised of allocations to different U.S. equity sectors, weighted as indicated:
Reference Portfolio[3]:
		Reference Portfolio 1	Reference Portfolio 2	Reference Portfolio 3
		Allocation Weightings	Allocation Weightings	Allocation Weightings
	LargeCap Allocation	50%	25%	25%
	MidCap Allocation	25%	50%	25%
	SmallCap Allocation	25%	25%	50%
An allocation to U.S. large-cap equities containing the following index (a “Component Index”), weighted as indicated:
LargeCap Allocation:
	Component	Bloomberg	Component Index
	Index	Ticker	Weighting
	S&P 100® Index	OEX <Index>	100%
An allocation to U.S. mid-cap equities containing the following index (a “Component Index”), weighted as indicated:
MidCap Allocation:
	Component	Bloomberg	Component Index
	Index	Ticker	Weighting
	S&P MidCap 400® Index	MID <Index>	100%
An allocation to U.S. small-cap equities containing the following index (a “Component Index”), weighted as indicated:
SmallCap Allocation:
	Component	Bloomberg	Component Index
	Index	Ticker	Weighting
	S&P SmallCap 600® Index	SML <Index>	100%
Payment at Maturity (per $10):	$10.00 + ($10.00 x Portfolio Return of Best Performing Reference Portfolio)
Best Performing	The Reference Portfolio with the greatest Portfolio Return on the Final Valuation Date.
Reference Portfolio:
Portfolio Return:	For each Reference Portfolio, the sum of the Allocation Returns multiplied by their respective Allocation Weightings applicable to such Reference Portfolio, calculated as follows:

(LargeCap Allocation Return x LargeCap Allocation Weighting) + (MidCap Allocation Return x MidCap Allocation Weighting) + (SmallCap Allocation Return x SmallCap Allocation Weighting)
LargeCap Allocation Return:	S&P 100® Index Return x S&P 100® Index Weighting
MidCap Allocation Return:	S&P MidCap 400® Index Return x S&P MidCap 400® Index Weighting
SmallCap Allocation Return:	S&P SmallCap 600® Index Return x S&P SmallCap 600® Index Weighting
For each Component Index, the performance of such Component Index calculated as follows:
Index Return:
Index Ending Level - Index Starting Level Index Starting Level
Index Starting Level:	For each Component Index, the closing level of such Component Index on the Trade Date.
Index Ending Level:	For each Component Index, the closing level of such Component Index on the Final Valuation Date.
Calculation Agent:	Barclays Bank PLC

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2

The Securities are expected to carry the same rating as the Issuer’s Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

3

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

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Reference Portfolios

5-Year Return	38.93%	50.09%	49.73%
Annualized	6.80%	8.46%	8.41%

At maturity, the return of the Securities is linked to the return of the Best Performing Reference Portfolio. Over the past 5 years, the Best Performing Reference Portfolio would have been Reference Portfolio 2, with the S&P MidCap 400® Index overweight allocation. This Reference Portfolio outperformed the second best Reference Portfolio by 0.36% and the worst-performing Reference Portfolio by 11.16% . Past performance is not indicative of future results.

Determining Payment at Maturity

You will receive your initial investment reduced by the Portfolio Return of the Best Performing Reference Portfolio, calculated as follows:

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)

In this case, you will lose some or all of your initial investment.

Calculate the sum of the Allocation Returns multiplied by their respective Allocation Weightings applicable to the Best Performing Reference Portfolio

You will receive a cash payment that provides you with a return per $10 Security principal amount equal to the Portfolio Return of the Best Performing Reference Portfolio, calculated as follows:

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)

If the Portfolio Return of the Best Performing Reference Portfolio is zero, then you receive the principal amount of your Securities at maturity.

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Hypothetical Examples and Return Table of the Securities at Maturity

Portfolio Return of
Best Performing Reference Portfolio	Payment at Maturity (per $10)	Total Return on the Securities

55.00%	$15.50	55.00%
45.00%	$14.50	45.00%
35.00%	$13.50	35.00%
25.00%	$12.50	25.00%
15.00%	$11.50	15.00%
12.50%	$11.25	12.50%
10.00%	$11.00	10.00%
7.50%	$10.75	7.50%
5.00%	$10.50	5.00%
2.50%	$10.25	2.50%
0.00%	$10.00	0.00%
-5.00%	$9.50	-5.00%
-10.00%	$9.00	-10.00%
-20.00%	$8.00	-20.00%
-30.00%	$7.00	-30.00%
-40.00%	$6.00	-40.00%
-50.00%	$5.00	-50.00%
-60.00%	$4.00	-60.00%
-70.00%	$3.00	-70.00%
-80.00%	$2.00	-80.00%
-90.00%	$1.00	-90.00%
-100.00%	$0.00	-100.00%

The following examples are based on a principal amount per Security of $10.

Example 1—The Portfolio Return of Reference Portfolio 1 is 10.00%, the Portfolio Return of Reference Portfolio 2 is 2.50% and the Portfolio Return of Reference Portfolio 3 is 5.00% .

Because the Portfolio Return of the Best Performing Reference Portfolio (Reference Portfolio 1) is 10.00%, the investor receives a payment at maturity of $11.00 per $10.00 Security principal amount, representing a total return of 10.00% on the Securities.

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)
$10.00 + ($10.00 x 10%) = $11.00

Example 2: The Portfolio Return of Reference Portfolio 1 is -20.00%, the Portfolio Return of Reference Portfolio 2 is -10.00% and the Portfolio Return of Reference Portfolio 3 is 2.50% .

Because the Portfolio Return of the Best Performing Reference Portfolio (Reference Portfolio 3) is 2.50%, the investor receives a payment at maturity of $10.25 per $10.00 Security principal amount, representing a total return of 2.50% on the Securities.

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)
$10.00 + ($10.00 x 2.50%) = $10.25

Example 3—The Portfolio Return of Reference Portfolio 1 is -40.00%, the Portfolio Return of Reference Portfolio 2 is -10.00% and the Portfolio Return of Reference Portfolio 3 is -20.00% .

Because the Portfolio Return of the Best Performing Reference Portfolio (Reference Portfolio 2) is -10.00%, the investor receives a payment at maturity of $9.00 per $10.00 Security principal amount, representing a total return of -10.00% on the Securities.

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)
$10.00 + ($10.00 x -10%) = $9.00

If the Portfolio Return of the Best Performing Reference Portfolio is negative, you will lose some or all of your initial investment.

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What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Component Indices of the Best Performing Reference Portfolio. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Securities should be treated in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying information supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Securities Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement and the discussion under the heading “United States Federal Tax Considerations” in the accompanying information supplement. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in Key Risks—Taxes, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the component indices or in any of the component stocks included in the component indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

w  No principal protection – You may lose some or all of your initial investment. The Securities do not guarantee any return of principal. The return on the Securities at maturity is linked to the performance of the best performing of the three reference portfolios and will depend on whether, and the extent to which, the portfolio return of the best performing reference portfolio is positive or negative. If the portfolio return of the best performing reference portfolio is negative, at maturity you will receive your initial investment as reduced by that negative portfolio return and may receive nothing.

w  No Interest or Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in any of the component indices would have.

w  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

w  Dealer Incentives: We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.35 per security to the principals, agents and dealers in connection with the distribution of the Securities.

w  Lack of Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

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w  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

w  Taxes—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying information supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

w  Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services or their respective affiliates—Barclays, UBS Financial Services, or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services, or their respective affiliates and agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the indices to which the Securities are linked.

w  Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the levels of the component indices on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

w  the expected volatility of the component indices;

w  the time to maturity of the Securities;

w  the market price and dividend rate on the component stocks included in the component indices;

w  interest and yield rates in the market generally and in the markets of the component stocks included in the component indices;

w  a variety of economic, financial, political, regulatory or judicial events;

w  supply and demand for the Securities; and

w  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

w  Credit of Issuer – An investment in the Securities will be subject to the credit risk of Barclays Bank PLC, as issuer of the Securities, and the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities.

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S&P 100® Index

All information regarding the S&P 100® Index set forth in this free writing prospectus reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”). The S&P 100® Index is calculated, maintained and published by S&P. The S&P 100® Index is reported by Bloomberg under the ticker symbol “OEX <Index>”.

The S&P 100® Index, a subset of the S&P 500® Index, is comprised of 100 leading U.S. stocks with exchange-listed options. For a description of the S&P 500® Index, including its method of calculation, see “Equity Indices—S&P 500® Index” in the index supplement. Constituents of the S&P 100® Index are selected for sector balance and represent about 59% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity markets. The stocks in the S&P 100® Index are generally among the largest and most established companies in the S&P 500® Index. In past years, turnover among stocks in the S&P 100® Index has been even lower than the turnover in the S&P 500® Index. Index options on the S&P 100® Index are traded with the ticker symbol OEX. The S&P 100® Index was originally developed by the Chicago Board Options Exchange (CBOE), which later transferred the S&P 100® Index to S&P for management.

Index Methodology

Like the S&P 500® Index, the S&P 100® Index is maintained by the S&P Index Committee, who meet on a regular basis. The S&P Index Committee follows a set of published guidelines for maintaining the S&P 100® Index.

Criteria for Index Additions

w  S&P 500® Index constituents. Only companies included in the S&P 500® Index are eligible for inclusion in the S&P 100® Index.

w  Options. All stocks added to the S&P 100® Index must maintain exchange-listed options.

w  Adequate Liquidity and Reasonable Price. The ratio of annual dollar value traded to market capitalization for the company should be 0.30 or greater, the standard level for addition to the S&P 500® Index. Greater liquidity, however, signals market importance and increases likelihood of selection for the S&P 100® Index.

w  Sector Representation. Companies’ industry classifications contribute to the maintenance of a sector balance that is in line with the sector composition of the S&P 500® Index.

Continued membership in the S&P 100® Index is not necessarily subject to these guidelines. The S&P Index Committee strives to minimize unnecessary turnover in membership in the S&P 100® Index and each removal is determined on a case-by-case basis.

Criteria for Index Removals

The Index Committee may remove a company from the S&P 100® Index if the company substantially violates one or more of the criteria for inclusion in the S&P 100® Index or is involved in a merger, acquisition or significant restructuring such that the company no longer meets the criteria for inclusion in the S&P 100® Index.

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P 100® Index in connection with certain securities, including the Securities. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein: “The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P 100® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P 100® Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the S&P 100® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

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S&P 100® Index (continued)

“Standard & Poor’s®”, “S&P®”, “S&P 100®” and “100” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Historical Information

The following graph sets forth the historical performance of the S&P 100® Index based on the weekly closing levels of the S&P 100® Index from April 4, 1997 through August 20, 2008. The closing level of the S&P 100® Index on August 20, 2008 was 587.65.

We obtained the closing levels of the S&P 100® Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 100® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P 100® Index will result in the return of any of your initial investment.

S&P 100® Index Historical Performance
April 4, 1997 – August 20, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P MidCap 400® Index

All information regarding the S&P MidCap 400® Index set forth in this free writing prospectus reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”). The S&P MidCap 400® Index is calculated, maintained and published by S&P. The S&P MidCap 400® Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The S&P MidCap 400® Index is intended to provide an indication of the pattern of stock price movement of mid-sized U.S. companies with a market capitalization of between approximately $1.5 billion and $5.5 billion. The daily calculation of the level of the S&P MidCap 400® Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.

Composition of the S&P MidCap 400® Index

S&P chooses companies for inclusion in the S&P MidCap 400® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. mid-cap equity market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of $1.5 billion to $5.5 billion, U.S. domicile, a public float of at least 50% and company classification (i.e. operating companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust), and the extent to which the market value of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market price and trading activity of the common stock of that company. The ten main groups of companies that comprise the S&P MidCap 400® Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above.

The S&P MidCap 400® Index does not reflect the payment of dividends on the stocks included in the S&P MidCap 400® Index. Because of this the return on the Securities will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the Securities.

Computation of the S&P MidCap 400® Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P MidCap 400® Index. With a float-adjusted index, the share counts used in calculating the S&P MidCap 400® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P MidCap 400® Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

w  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

w  holdings by government entities, including all levels of government in the United States or foreign countries; and

w  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P MidCap 400® Index’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesday for implementation after the close of trading on Wednesday. Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

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S&P MidCap 400® Index (continued)

As discussed above, the value of the S&P MidCap 400® Index is the quotient of (1) the total float-adjusted market capitalization of the S&P MidCap 400® Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is June 28, 1991. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spinoffs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P MidCap 400® Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, like stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400® Index and do not require adjustments to the index divisor.

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P MidCap 400® Index in connection with certain securities, including the Securities. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein: “The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P MidCap 400® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P MidCap 400® Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WAR-

RANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Standard & Poor’s®”, “S&P®”, “S&P MidCap 400®” and “400” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Historical Information

The following graph sets forth the historical performance of the S&P MidCap 400® Index based on the weekly closing levels of the S&P MidCap 400® Index from April 4, 1997 through August 20, 2008. The closing level of the S&P MidCap 400® Index on August 20, 2008 was 806.30.

We obtained the closing levels of the S&P MidCap 400® Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P MidCap 400® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P MidCap 400® Index will result in the return of any of your initial investment.

S&P MidCap 400® Index Historical Performance
April 4, 1997 – August 20, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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S&P SmallCap 600® Index

All information regarding the S&P SmallCap 600® Index set forth in this free writing prospectus reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”). The S&P SmallCap 600® Index is calculated, maintained and published by S&P. The S&P SmallCap 600® Index is reported by Bloomberg under the ticker symbol “SML <Index>”.

The S&P SmallCap 600® Index is intended to provide an indication of the pattern of stock price movement of small-sized U.S. companies with a market capitalization of between approximately $300 million and $2.0 billion. The daily calculation of the level of the S&P SmallCap 600® Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 600 companies as of a particular time compared to the aggregate average market value of the common stocks of 600 similar companies on the base date of December 31, 1993.

Composition of the S&P SmallCap 600® Index

S&P chooses companies for inclusion in the S&P SmallCap 600® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. small-cap equity market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of $300 million to $2.0 billion, U.S. domicile, a public float of at least 50% and company classification (i.e. operating companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust), and the extent to which the market value of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market price and trading activity of the common stock of that company. The ten main groups of companies that comprise the S&P SmallCap 600® Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P SmallCap 600® Index to achieve the objectives stated above.

The S&P SmallCap 600® Index does not reflect the payment of dividends on the stocks included in the S&P SmallCap 600® Index. Because of this the return on the Securities will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the Securities.

Computation of the S&P SmallCap 600® Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P SmallCap 600® Index. With a float-adjusted index, the share counts used in calculating the S&P SmallCap 600® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P SmallCap 600® Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

w  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

w  holdings by government entities, including all levels of government in the United States or foreign countries; and

w  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P SmallCap 600® Index’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesday for implementation after the close of trading on Wednesday. Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

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S&P SmallCap 600® Index (continued)

As discussed above, the value of the S&P SmallCap 600® Index is the quotient of (1) the total float-adjusted market capitalization of the S&P SmallCap 600® Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is December 31, 1993. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spinoffs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P SmallCap 600® Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, like stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P SmallCap 600® Index and do not require adjustments to the index divisor.

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P SmallCap 600® Index in connection with certain securities, including the Securities. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein: “The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P SmallCap 600® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P SmallCap 600® Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the S&P SmallCap 600® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P SMALLCAP 600® INDEX OR ANY DATA

INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P SMALLCAP 600® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P SMALLCAP 600® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Standard & Poor’s®”, “S&P®”, “S&P SmallCap 600®” and “600” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Historical Information

The following graph sets forth the historical performance of the S&P SmallCap 600® Index based on the weekly closing levels of the S&P SmallCap 600® Index from April 4, 1997 through August 20, 2008. The closing level of the S&P SmallCap 600® Index on August 20, 2008 was 383.85.

We obtained the closing levels of the S&P SmallCap 600® Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P SmallCap 600® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P SmallCap 600® Index will result in the return of any of your initial investment.

S&P SmallCap 600® Index Historical Performance
April 4, 1997 – August 20, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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